EXHIBIT 10.4

September 20, 2007

Mr. Gregory Doody
Calpine Corporation
717 Texas Avenue
Houston, TX 77002

Re:         Calpine Emergence Compensation

Dear Greg:

As you may be aware, on May 15, 2006, Calpine Corporation (“Calpine”) and its debtor affiliates (collectively, the “Debtors”) received Bankruptcy Court approval of the Emergence Incentive Plan (the “EIP”), which provides variable cash awards to approximately twenty select senior employees.  Pursuant to the terms of the EIP, an incentive pool will be created according to certain metrics related to the valuation of Calpine both under the Debtors’ plan of reorganization and based on market value during a certain period after the effective date of the plan (the “EIP Pool”), which, once created, will be distributed to eligible employees solely at my discretion as chief executive officer of Calpine.

This letter is intended to serve as notice to you that you have been chosen to be a participant in the EIP.  This letter is further intended to set forth my intentions regarding distributions under the EIP.  Accordingly, as of the date hereof, you are eligible to receive a minimum of 16% of the EIP Pool so long as the EIP Pool is funded.  The actual percentage of the EIP Pool that is ultimately paid out could be greater.

This proposed distribution percentage is a final and binding decision and cannot be altered except in the event that you are terminated by Calpine for “Cause” or you voluntarily terminate without “Good Reason” (as each of such terms are defined on Exhibit A attached hereto), in which case you will forfeit any right to any distribution from the EIP Pool.  You will remain eligible to receive the proposed distribution set forth herein if you resign for “Good Cause” or are terminated without “Cause,” as those terms are defined in your employment agreement, to the extent you have an employment agreement.  Any distribution out of the EIP Pool will be made during the 2008 calendar year.

Additionally, we have recommended that you participate in two equity grants that we intend to make upon our emergence from bankruptcy – assuming of course that we emerge from bankruptcy as a publicly traded company.  The first grant will be a normal annual grant and the second grant will be a one-time emergence grant.  The specific terms and conditions of the grants – vesting criteria, treatment of unvested equity in various termination scenarios, etc. remain subject to the consent of our Official Committee of Unsecured Creditors (the “OCUC”).  Therefore, your participation is not yet finalized and is contingent upon approval of our overall management equity plan by the OCUC.  With that said, the amounts below have been approved by the Board of Directors; however, they remain subject to the consent of the OCUC.

Annual Grant Shares                62,400 = 70% Stock Options/30% Restricted Stock

Emergence Grant Shares          138,000 = 25% Stock Options/75% Restricted Stock

I believe the Emergence Incentive Plan allows Calpine to recognize and reward your efforts toward a successful exit from bankruptcy in amounts that are more than competitive.  I also believe the equity grants upon our emergence appropriately positions you to significantly share in the future success of the company.

I look forward to our continued shared success.  Should you have any questions regarding the foregoing, please do not hesitate to contact me.

Sincerely,

/s/ Robert P. May

Robert P. May
Chief Executive Officer